Exhibit 23.3

Financial Strategies Consulting Group, LLC

Telephone 925.283.5774
3650 Mount Diablo Blvd., Suite 210	Facsimile 925.283.5103
Lafayette, CA 94549	www.fscg.com

November 13, 2006

Mr. John Buckley

Chief Financial Officer

Acologix, Inc.

3960 Point Eden Way

Hayward, CA 94545

Re:	Written consent to reference Financial Strategies Consulting Group, LLC valuation in

Form S-1 filing of Acologix, Inc.

Dear Mr. Buckley:

We hereby consent to the inclusion in the registration statement on Form S-1 of Acologix, Inc. for the registration of shares of its common stock and any amendments thereto (the “Registration Statement”) of references to our reports relating to the valuation of the common equity of Acologix, Inc. and to references to our firm’s name therein.

In giving such consent, we do not hereby admit that we come within the category of a person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

Financial Strategies Consulting Group, LLC

By:
Gregory S. Ansel
Principal